Exhibit 10.1

FORM OF

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered on the date specified on the signature page hereto, effective as of [                    ] (the “Effective Date”), by and between Express Scripts Holding Company, a Delaware corporation (“ESHC”), and [                    ] (“Executive”).

WHEREAS, the parties wish to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, each term defined in the preamble and the recitals has the meaning assigned to it and each of the following terms shall have the following meanings:

1.1 “Accrued Rights” has the meaning set forth in Section 4.1.

1.2 “Annual Base Salary” means the base salary set forth in Section 3.1.

1.3 “Annual Bonus” means Executive’s annual performance-based cash bonus paid out pursuant to the Annual Bonus Program, as described in Section 3.2.

1.4 “Annual Bonus Program” means the annual performance-based cash bonus program established by the Committee and the Board with respect to each fiscal year and pursuant to the applicable Incentive Plan.

1.5 “Board” means the Board of Directors of ESHC.

1.6 “Cause” means:

(a) any act or acts by Executive, whether or not in connection with Executive’s employment by the Company, constituting, or Executive’s conviction or plea of guilty or nolo contendere (no contest) to (whether or not any right to appeal or vacate said conviction or plea has been or may be exercised), (i) a felony under applicable law or (ii) a misdemeanor involving fraud, theft, dishonesty or moral turpitude;

(b) any act or acts of gross dishonesty, including, but not limited to, directly or indirectly, the actual or attempted misappropriation by Executive of the Company’s or its clients’ funds or property, or the actual or attempted appropriation of a business opportunity of the Company, including knowingly allowing or overlooking any such conduct; or any act or acts of gross misconduct in the performance of Executive’s duties hereunder;

(c) any willful malfeasance or willful misconduct by Executive in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company; or

(d) any breach by Executive of the provisions of Sections 5.1 through 5.3 of this Agreement, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement

Notwithstanding the foregoing, the event(s) described in clause (c) of this Section 1.6 shall not be deemed to constitute “Cause” if such event is (i) primarily the result of bad judgment or negligence on the part of Executive not rising to the level of gross negligence; or (ii) primarily because of an act or omission believed by Executive in good faith to have been in, or not opposed to, the interests of the Company.

1.7 “Change in Control” means a Change in Control as that term is defined in the ESHC 2016 Long-Term Incentive Plan and any successors thereto, as amended from time to time.

1.8 “CIC Pro Rata Bonus” has the meaning set forth in Section 4.2(b)(iv).

1.9 “CIC Severance Benefit” means a severance payment in an amount equal to:

(a) twenty-four (24) months of Executive’s Annual Base Salary as in effect immediately prior to the Termination Date, plus

(b) an amount equal to two hundred percent (200%) of the Target Bonus.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Committee” means the Compensation Committee of the Board.

1.12 “Company” means ESHC and, where context requires, its affiliates.

1.13 “Competitive Business” means a business that is, or will be, engaged wholly or primarily in the business of manufacturing, purchasing, selling or supplying in the United States or Canada, or in any other country in which the Company conducts business, any product or service manufactured, purchased, sold, supplied, or provided by the Company (including, without limitation, businesses which the Company has specific plans to conduct in the future and as to which Executive is aware of such planning) in the United States or Canada, or in any other country in which the Company conducts business, or which provides or will provide consulting or advisory services, including but not limited to audit reviews and evaluations of requests for proposals, which concern or could affect any existing or prospective relationship between the Company and any third party, including its customers, prospective customers, vendors, suppliers and drug manufacturers.

1.14 “Covered Equity Awards” means the following awards granted to Executive under the Incentive Plan: any and all Options, Stock Appreciation Rights, Restricted Stock Units or Performance Shares (as such terms are defined in the applicable Incentive Plan) granted on or after the Effective Date, but during the term of this Agreement.

1.15 “Covered Payments” means the amounts described in Section 7.12.

1.16 “Deemed Retirement Date” means the later to occur of (a) the date six months after Executive properly delivers a Notice of Retirement, or (b) the Termination Date.

1.17 “Disability” has the meaning ascribed to such term in the ESHC 2016 Long-Term Incentive Plan and any successors thereto, as amended from time to time.

1.18 “Employment Period” means the Initial Employment Period plus any additional Renewal Periods.

1.19 “Excise Tax” means the excise tax imposed by Section 4999 of the Code or any similar state or local tax that may be imposed.

1.20 “Good Reason” means the occurrence of any one or more of the following:

(a) Any material breach by the Company of any of the provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder;

(b) The Company’s requiring Executive to be based at any office or location more than 50 miles from One Express Way, Saint Louis, Missouri (the “Current Headquarters”), except for travel reasonably required in the performance of Executive’s responsibilities to the extent substantially consistent with Executive’s business travel obligations;

(c) Any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 2.3; provided, however, notwithstanding the foregoing, (i) in the event a Change in Control shall occur which results in ESHC becoming a subsidiary of another pharmacy benefit management company (“PBM”), or which is in the form of a merger in which the surviving corporation or entity is a PBM (x) so long as Executive is offered a position and continues to be employed as an officer of the parent PBM (or surviving corporation or entity) with duties and responsibilities which are not inconsistent in any material adverse respect with Executive’s duties and responsibilities immediately prior to such Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters, such change in position shall not constitute Good Reason, but (y) if Executive is not offered a position as, or ceases to be employed as, an officer of the parent PBM or surviving corporation or entity as described in (x), a substantial and sustained diminution in Executive’s authority or responsibility shall be deemed to have occurred; or (ii) in the event a Change in Control shall occur which results in ESHC becoming a subsidiary of a non-PBM or is in the form of a merger in which the surviving corporation or entity is not a PBM, failure to receive an offer to serve as an officer of the non-PBM parent or surviving corporation or entity shall not constitute Good Reason provided Executive’s duties subsequent to the Change in Control are not inconsistent in any material adverse respect with Executive’s duties immediately prior to the Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters;

(d) The material diminution of the perquisites or benefits Executive enjoys in the aggregate under the Company’s benefit programs (including long-term incentive compensation programs), such as any of the Company’s pension, savings, vacation, life insurance, medical, health and accident, disability or long-term incentive plans in which he or she was participating at the time of any such material discontinuation (or, alternatively, if such plans are amended, modified or discontinued, material diminution of benefits thereunder in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be materially diminished in the aggregate to the benefits in effect immediately prior to taking such action; provided, that a material diminution in the context of long-term incentives shall be measured based on Executive’s long-term incentive opportunity; provided, further, that any amendment, modification or discontinuation of any plans or benefits referred to in this subsection (d) that generally affect substantially all other domestic salaried employees of the Company who were eligible to participate, and participated, in the affected Company benefit program(s) shall not be deemed to constitute Good Reason; and

(e) The failure of the Company to renew this Agreement for an additional Renewal Period under Section 2.2, unless the current Employment Period is scheduled to end after Executive has attained the age of 65;

provided, that the events described in Section 1.20(a), (b), (c) or (d) above shall only constitute Good Reason if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; and provided, further that, “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date. For the avoidance of doubt, Executive’s voluntary resignation (other than in circumstances constituting Good Reason hereunder) or termination by the Company for Cause shall not constitute termination for Good Reason.

1.21 “Incentive Plan” means the Express Scripts Holding Company 2016 Long-Term Incentive Plan, the Express Scripts, Inc. 2011 Long-Term Incentive Plan, the Express Scripts, Inc. 2000 Long-Term Incentive Plan, the Medco Health Solutions, Inc. 2002 Stock Incentive Plan, and in each case, any successors thereto, as amended from time to time.

1.22 “Initial Employment Period” has the meaning set forth in Section 2.2.

1.23 “Nondisclosure and Noncompetition Agreement” means any Form of Nondisclosure, Nonsolicitation, and Noncompetition Agreement entered into or previously entered into by and between Executive and the Company, as may be amended from time to time, or any successor form agreement.

1.24 “Notice of Retirement” means a notice of any purported Retirement by Executive as further described in Section 4.5(b).

1.25 “Notice of Termination” means a notice of any purported termination of Executive’s employment by the Company or by Executive as further described in Section 4.5.

1.26 “Payment Cap” means the maximum amount described in Section 7.12.

1.27 “Policy” has the meaning set forth in Section 7.16.

1.28 “Post-Retirement Performance Share Factor” means a fraction determined as follows:

(a) The numerator shall be the sum of (i) the number of calendar years in a Performance Period (as such term is defined in the Incentive Plan) during which Executive was employed by the Company as of December 31 of such year, plus (ii) an additional one year for the calendar year in which the Termination Date occurs, provided that Executive was employed by the Company during such year for at least three full calendar months prior to the Termination Date, and further provided that such additional year was not already included in this Section 1.28(a)(i) above (e.g., for a Performance Period of January 1, 2015 through January 1, 2018, and a Termination Date of March 31, 2016 or thereafter, the numerator shall be two); and

(b) The denominator shall be the number of full calendar years in a Performance Period (e.g., for a Performance Period of January 1, 2015 through January 1, 2018, the denominator shall be three).

1.29 “Pro Rata Bonus” has the meaning set forth in Section 4.2(a)(iv).

1.30 “Renewal Period” has the meaning set forth in Section 2.2.

1.31 “Retirement” means (i) a Tenured Retirement or (ii) any termination of employment which becomes effective on or after Executive has reached the age of 59 1⁄2, other than a termination of employment for Cause or due to death or Disability.

1.32 “Senior Staff” means those members of the Company’s senior management team with a pay grade of M3 or higher, or a similar level under any new or revised salary grading system utilized by the Company.

1.33 “Severance Benefit” means a severance payment in an amount equal to:

(a) eighteen (18) months of Executive’s Annual Base Salary as in effect immediately prior to the Termination Date, plus

(b) an amount equal to one hundred fifty percent (150%) of the Target Bonus.

1.34 “Target Bonus” has the meaning set forth in Section 3.2.

1.35 “Tenured Retirement” means a voluntary termination of employment by Executive which meets all of the following requirements:

(a) Executive shall have properly delivered a Notice of Retirement at least six (6) months prior to the proposed effective date of the Retirement;

(b) as of the date of proper delivery of the Notice of Retirement (i) Executive shall be at least 55 years of age, (ii) Executive shall have served on Senior Staff for a continuous period of at least 3 years up to and including the date such Notice of Retirement is delivered, and (iii) the sum of Executive’s age plus cumulative years of service with the Company equal at least 65.

1.36 “Termination Date” means the effective date of termination of Executive’s employment as determined in accordance with Section 4.5.

1.37 “Termination Year” has the meaning set forth in Section 4.2(a)(iv).

1.38 “Welfare Benefit” has the meaning set forth in Section 4.2.

1.39 “Welfare Period” has the meaning set forth in Section 4.2.

ARTICLE II

TERM/POSITION

2.1 Employment; Effectiveness of Agreement. Effective as of the Effective Date, the Company employs Executive, and Executive accepts such employment, according to the terms and conditions set forth in this Agreement. The parties acknowledge that Executive may be employed by ESHC or any of its subsidiaries or affiliated entities, and such employment shall be governed by this Agreement.

2.2 Term. Unless terminated earlier pursuant to Sections 4.1 through 4.5 of this Agreement, the term of Executive’s employment under this Agreement commenced on the Effective Date and continues through March 31, [        ] (the “Initial Employment Period”). On April 1 of each year, commencing with April 1, [        ], and on each subsequent April 1 thereafter (each, an “Anniversary Date”), this Agreement shall be extended automatically at such time for an additional twelve (12) month period or until such earlier termination pursuant to Sections 4.1 through 4.5 of this Agreement (each, a “Renewal Period”) unless either party hereto delivers written notice in accordance with Section 7.2 hereof to the other party hereto at least 90 days prior to such Anniversary Date of his, her or its desire not to renew this Agreement for an additional Renewal Period (e.g. subject to the terms hereof, assuming an April 1 Anniversary Date, and an employment period (Initial or Renewal) of April 1, 2017 through March 31, 2018, if either party gives proper notice at least 90 days prior to April 1, 2018 then the Agreement shall terminate as of March 31, 2018, but if neither party gives proper notice at least 90 days prior to April 1, 2018 then the Agreement shall automatically renew for an additional Renewal Period of April 1, 2018 through March 31, 2019). The Initial Employment Period and any Renewal Periods, if any, shall constitute the “Employment Period” for purposes of this Agreement. If there are no Renewal Periods, then the Employment Period shall have the same meaning as Initial Employment Period. Notwithstanding the foregoing, upon a Change in Control, the Employment Period shall automatically extend for an additional number of months such that twenty-four (24) months remain in the Employment Period from the date of the Change in Control. Except as set forth in Section 7.1, upon termination of Executive’s employment with the Company in accordance with the terms hereof or upon termination of the Initial Employment Period or the Employment Period without extension thereof, this Agreement shall terminate and no longer be of any force or effect.

2.3 Position and Duties. Executive shall hold the position of [Senior] [Executive] Vice President, [                    ] or such other title as the Company may ascribe to that position, or such other position of relatively equivalent responsibility and authority to which the Company may assign Executive, and shall report to the Chief Executive Officer of the Company or such other executive officer of the Company as designated by the Chief Executive Officer of the Company. During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing herein shall preclude Executive from, (a) subject to the prior written consent of the Board, or an appropriate committee of the Board, serving on any for-profit corporate or governmental board of directors (b) serving on the board of, or working for, any charitable, not-for-profit or community organization, (c) pursuing Executive’s personal, financial and legal affairs, or (d) pursuing any other activity; provided, that Executive shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of Section 5.1 or would, in each case, and in the aggregate, otherwise conflict or interfere with the performance of Executive’s duties and responsibilities hereunder, either directly or indirectly, without the prior written consent of the Board or an appropriate committee of the Board.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Annual Base Salary. Effective as of the Effective Date and during the Employment Period following the Effective Date, the Company shall pay Executive a base salary (“Annual Base Salary”) at the annual rate of [        ] Dollars ($[        ]), which shall be payable in regular installments in accordance with the Company’s usual payroll practices. Executive shall be eligible for such increases in Executive’s Annual Base Salary, if any, as may be determined from time to time in the sole discretion of the Board or the Committee; provided, that any such increase shall not serve to limit or reduce any other obligation to Executive under this Agreement. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as in effect from time to time during the Employment Period. Executive’s Annual Base Salary shall not be reduced after any such increase without Executive’s express written consent.

3.2 Annual Incentive Compensation. Executive shall be eligible to participate in the Company’s Annual Bonus Program. The size of Executive’s bonus opportunity for any calendar year shall be no less than [    ] Percent ([    ]%) of Executive’s Annual Base Salary (the “Target Bonus”) for any calendar year, pro-rated for any modification during the year. Executive shall be eligible for minimum Target Bonus opportunity increases, if any, as may be determined from time to time in the sole discretion of the Board or the Committee. Once increased, any such amount shall be the new minimum Target Bonus opportunity and “Target Bonus” under the Agreement. The amount and terms of Executive’s participation in the Annual Bonus Program shall be determined based on the terms and conditions of the Annual Bonus Program (as approved at the sole discretion of the Committee and the Board), subject to adjustment as described therein, and in accordance with any bonus award agreement thereunder. Executive’s Annual Bonus for the year of hire shall be based on Executive’s Annual Base Salary as in effect on the Effective Date and pro-rated based on the number of days the Executive is employed with the Company during such calendar year.

3.3 Participation in Benefit Plans. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans (other than bonus and incentive plans) as in effect from time to time, on the same basis as those benefits are generally made available to similarly situated senior executives of the Company.

3.4 Restricted Stock, Stock Options and Other Equity Awards and Deferred Compensation. Executive may receive restricted stock, stock options and other equity awards and deferred compensation, to the extent determined by the Company, the Board or the Committee, as applicable, from time to time. The terms of any such award shall be documented in a separate award notice or agreement.

3.5 Business Expenses. During the Employment Period, Executive shall be reimbursed for all reasonable expenses incurred by him or her in performing Executive’s duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

3.6 Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites and fringe benefits which similarly situated senior executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of Executive’s duties hereunder as determined by the Company from time to time.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1 Termination by the Company for Cause; Termination by Executive Other Than for Good Reason or Retirement. If the Employment Period and Executive’s employment under this Agreement are terminated by the Company for Cause or by Executive other than for Good Reason or Retirement, prior to the scheduled expiration of the Employment Period, Executive shall be entitled to receive:

(a) The Annual Base Salary through the Termination Date;

(b) Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and

(c) Such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company, including rights with respect to any restricted stock, stock option and other equity awards or any deferred compensation, subject to the terms and conditions of the applicable plan, award, agreement or notice, if relevant (the amounts described in clauses (a) through (c) being referred to as the “Accrued Rights”). The Accrued Rights shall not include any bonus payments in connection with any bonus plan, policy, practice, program or award.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.1, Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the delivery of a Notice of Termination or a Notice of Retirement (as applicable) with respect to a termination other than a termination by the Company under this Section 4.1, the Company may, at any time on or prior to the Termination Date, exercise its right to terminate the Employment Period and Executive’s employment for Cause, and, upon the proper exercise of such right, any other purported termination (including a purported Retirement) shall be null and void, and the terms of this Section 4.1 shall apply. In addition, notwithstanding the delivery of a Notice of Retirement by Executive, if the Employment Period and Executive’s employment under this Agreement is terminated by Executive other than for Good Reason prior to the proposed effective date set forth in such Notice of Retirement, such purported Retirement (and the related Notice of Retirement) shall be null and void, and the terms of this Section 4.1 shall apply.

4.2 Termination by the Company Other Than for Cause or Disability; Termination by Executive for Good Reason.

(a) If the Employment Period and Executive’s employment under this Agreement is terminated by the Company prior to the scheduled expiration of the Employment Period other than for Cause or Disability, or Executive terminates Executive’s employment prior to the scheduled expiration of the Employment Period for Good Reason, in either case, prior to a Change in Control or following the two-year period following a Change in Control, Executive shall be entitled to receive:

(i)    The Accrued Rights;

(ii)    Any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date, which Annual Bonus shall be payable solely to the extent the applicable bonus payout is approved by the Committee;

(iii)    A Severance Benefit pursuant to the terms and conditions set forth in Section 4.2(c) below;

(iv)    An amount (to the extent such amount is approved for payout by the Committee and the Board in their sole discretion) equal to the Annual Bonus that Executive would have been entitled to receive for the year in which the Termination Date occurs (the “Termination Year”) had Executive remained employed through the end of such year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive, shall be prorated for the portion of the Termination Year in which Executive was employed by the Company (the “Pro Rata Bonus”) and shall be payable in a lump sum at the same time bonuses are paid to other senior executives under the Annual Bonus Program, but in no event later than March 15th of the year following the Termination Year; and

(v)    A payment from the Company in monthly installments, beginning on the first day of the first month following the Termination Date (subject to the six-month delay described below), in an amount equal to the cost of continuing medical, dental, vision and EAP coverage under the Company’s medical, dental, vision and EAP programs under COBRA for Executive’s applicable statutory COBRA period, for Executive and any eligible dependents of Executive (including Executive’s spouse) for a total period of eighteen (18) months (the “Welfare Period”); provided that, (A) as of the Termination Date, Executive is covered under a Company plan for such medical, dental, vision and EAP coverage (as applicable), and the Company continues to offer such benefit to its rank-and-file employees who are not covered under a collective bargaining agreement, (B) with respect to the medical benefits only, if during the Welfare Period, the Company ceases to offer a medical program to its rank-and-file employees who are not covered under a collective bargaining agreement, the payment during the Welfare Period shall change to an amount equal to the monthly premium for equivalent medical insurance coverage and (C) if during the Welfare Period Executive becomes eligible, as a full-time employee, for group medical, dental, vision and EAP insurance from another employer, Executive shall forfeit (as applicable) any such future payments from the Company (collectively, the “Welfare Benefit”). Notwithstanding the foregoing, in the event such payments for continued coverage or such continued coverage itself, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties.

(b) If (1) a Change in Control occurs during the Employment Period, and (2) if the Employment Period and Executive’s employment under this Agreement is terminated by the Company prior to the scheduled expiration of the Employment Period other than for Cause or Disability, or Executive terminates Executive’s employment prior to the scheduled expiration of the Employment Period for Good Reason, in either case, within two (2) years after such Change in Control, Executive shall be entitled to receive:

(i) The Accrued Rights;

(ii) Any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date, which Annual Bonus shall be payable solely to the extent the applicable bonus payout is approved by the Committee;

(iii) A CIC Severance Benefit pursuant to the terms and conditions set forth in Section 4.2(c) below;

(iv) An amount equal to the Target Bonus, prorated for the portion of the Termination Year in which Executive was employed by the Company (the “CIC Pro Rata Bonus”) which shall be payable in a lump sum within sixty (60) days following the Termination Date; and

(v) The Welfare Benefit.

(c) The Company shall pay the Severance Benefit, without interest thereon (except as described in Section 7.18), in eighteen (18) substantially equal monthly installments, which installments shall be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date (subject to Section 4.2(d) and the six-month delay described in Section 7.18). The Company shall pay the CIC Severance Benefit, without interest thereon (except as described in Section 7.18), in twenty-four (24) substantially equal monthly installments, which installments shall be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date (subject to Section 4.2(d) and the six-month delay described in Section 7.18). Executive shall not be under any duty to mitigate damages in order to be eligible to receive the Severance Benefit or the CIC Severance Benefit.

(d) Notwithstanding the foregoing, Executive agrees that the Company’s obligation to pay the Severance Benefit, the CIC Severance Benefit, the Welfare Benefit, the bonuses pursuant to Sections 4.2(a)(ii), 4.2(a)(iv), 4.2(b)(ii) and 4.2(b)(iv), if applicable, is contingent and conditioned upon both of the following:

(i) Executive’s full compliance with Sections 5.1 through 5.3 and Section 5.7, as well as any agreements in the release described in Section 4.2(d)(ii) below, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company that remains in effect.

Notwithstanding anything herein, if either (A) Executive breaches any of the provisions of Sections 5.1 through 5.3 or Section 5.7 (or any breach of any agreements in the release described in Section 4.2(d)(ii) below, or in the Nondisclosure and Noncompetition Agreement, or in any other nondisclosure or noncompetition agreement between Executive and the Company that was in effect as of the time of such breach), or (B) following the Termination Date the Committee becomes aware of acts or omissions by Executive during the term of Executive’s employment with the Company which would have constituted Cause, or (C) Executive, or anyone on Executive’s behalf, pursues any type of action or claim against the Company regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 4.2(d)(ii) below under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law, then, in each case, Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to Executive pursuant to Section 4.2(a) or 4.2(b) and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit, the CIC Severance Benefit, the Pro Rata Bonus, the CIC Pro Rata Bonus, the Welfare Benefit and such other compensation, including any deferred or equity compensation, as reflected in the terms of any plan, notice or agreement evidencing such other compensation, except to the extent prohibited by applicable law.

(ii) No later than sixty (60) days after the Termination Date, Executive must execute and deliver (and not revoke) a general release releasing all claims against the Company (other than those specifically described in the below proviso) in such form and containing such terms as the Company may reasonably prescribe (and all applicable revocation periods must have expired); provided, however, that in no event shall the timing of Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year; provided, further, that it shall not be a condition to Executive’s receipt of such payments that Executive release the Company from any of the following:

(A) the obligations of the Company described in Article IV of this Agreement; or

(B) any vested rights that Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which Executive is or will be entitled by virtue of Executive’s employment with the Company or any of its subsidiaries, and nothing in the release will prohibit or be deemed to restrict Executive from enforcing Executive’s rights to any such benefits, rights or entitlements; or

(C) Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

Failure or refusal by Executive to execute and deliver timely (and not revoke) such release shall release the Company from its obligations to make the payments described herein. Following such termination of Executive’s employment hereunder pursuant to this Section 4.2, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.3 Termination Due to Death, Disability or Retirement.

(a) Rights Upon Termination. If the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death, Disability or Retirement prior to the scheduled expiration of the Employment Period, Executive or Executive’s estate, as applicable, will receive (a) the Accrued Rights plus any Annual Bonus earned for a previously completed fiscal year but unpaid as of the

Termination Date which Annual Bonus shall be payable solely to the extent the applicable bonus payout is approved by the Committee; provided, however, that, in the event of Executive’s death, the Company agrees to abide by previously received written instructions from Executive directing the Company to pay the Accrued Rights and/or the accrued but unpaid Annual Bonus to a living trust or similar estate planning vehicle of Executive, provided such trust or similar vehicle is still in existence at the time of Executive’s death, except to the extent prohibited by law, and except as may otherwise be required or directed by any applicable employee benefit plan; and (b) payment for the Welfare Benefit; provided, however, in the event such continued coverage, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties. Following such termination of Executive’s employment hereunder pursuant to this Section 4.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement. Further, notwithstanding the specific terms of the Incentive Plan or any award agreement thereunder, with respect to Covered Equity Awards, a Retirement under this Agreement which is not also a Tenured Retirement shall be deemed to be a “Retirement” under the Incentive Plan and shall be treated in accordance with the provisions of the Incentive Plan and any applicable award agreements which apply upon a “Retirement”.

(b) Tenured Retirement. Notwithstanding the specific terms of the Incentive Plan or any award agreements thereunder, with respect to any Covered Equity Awards, upon a Tenured Retirement, the following provisions shall apply:

(i) Vested Options and Stock Appreciation Rights. All Options or Stock Appreciation Rights which have vested on or prior to the Termination Date, but which have not expired, been exercised, or otherwise terminated, shall remain vested and exercisable through the expiration of their respective terms (as set forth in the applicable option or stock appreciation rights agreements or notices) and shall thereafter terminate.

(ii) Unvested Options and Stock Appreciation Rights. All Options or Stock Appreciation Rights which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall continue to vest after the Termination Date in accordance with their respective terms as if Executive were still employed by the Company, and shall remain vested and exercisable through the expiration of their respective terms (in each case as set forth in the applicable option or stock appreciation rights agreements or notices) and shall thereafter terminate.

(iii) Restricted Stock Units. All grants of Restricted Stock Units which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall continue to vest after the Termination Date in accordance with their respective terms as if Executive were still employed by the Company (as set forth in the applicable restricted stock unit agreements or notices) and shall be paid in accordance with the vesting schedule as set forth in the applicable restricted stock unit agreement.

(iv) Performance Shares. For each award of Performance Shares, to the extent not already vested, terminated or forfeited as of the Termination Date, Executive shall be considered vested in such Performance Shares, but only to the extent the Performance Criteria (as defined in the applicable Performance Share award agreement) are achieved at the end of the applicable performance period (subject to the limitations set forth below in this Section 4.3(b)(iv)), and any payment of shares shall be made in accordance with the terms of the applicable Performance Share agreement as if Executive had remained as an employee of the Company through the end of the performance period (i.e. generally shares would not be distributed until after the end of the performance period). Notwithstanding the foregoing, certain Performance Shares shall be subject to a reduction in the maximum number of shares which may be delivered, as follows:

(A) For each award of Performance Shares, if Executive’s Termination Date occurs on or after the end of the third calendar month of the final full year of the applicable Performance Period (as such term is defined in the Incentive Plan) (e.g., for a Performance Period of January 1, 2015 through January 1, 2018, on or after March 31, 2017), then such Performance Shares shall be treated as described in the preceding paragraph without any reduction in the maximum number of shares which may be delivered.

(B) For each award of Performance Shares, if Executive’s Termination Date occurs prior to the end of the third calendar month of the final full year of the applicable Performance Period (e.g., for a Performance Period of January 1, 2015 through January 1, 2018, before March 31, 2017), then such Performance Shares shall be multiplied by the Post-Retirement Performance Share Factor, and the product shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) without any reduction in the maximum number of shares which may be delivered with respect to such portion of the Performance Shares. The remaining portion of the Performance Shares shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) with a maximum payout of 100% (or “target” number) of such remaining portion of the Performance Shares.

EXAMPLE: For an award of 150 Performance Shares, with a Post-Retirement Performance Share Factor of two-thirds, assuming the achievement of the applicable Performance Criteria results in a payment of 200% of the target number of Performance Shares, Executive would receive 250 shares determined as follows: 150 Performance Shares multiplied by the Post-Retirement Performance Share Factor results in 100 Performance Shares which are not subject to the 100% maximum and are thus paid out as 200 shares (100 Performance Shares * 200% payout factor); the remaining 50 Performance Shares are capped at a 100% payout factor and are thus paid out as 50 shares.

(c) Notwithstanding anything to the contrary set forth herein, if either (i) Executive breaches any of the provisions of Sections 5.1 through 5.3 or Section 5.7, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement (whether such breach occurs during or after Executive’s employment with the Company), or (ii) following the Termination Date the Committee becomes aware of acts or omissions by Executive during the term of Executive’s employment with the Company which would have constituted Cause, or (iii) Executive, or anyone on Executive’s behalf, pursues any type of action or claim against the Company, regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 4.2(d)(ii) under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law, then, in each case, (1) all Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or other Awards (as defined in the Incentive Plan), to the extent not previously exercised or paid out, shall immediately terminate and be forfeited, and Executive shall reimburse the Company for the value of any other Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or other Awards for which vesting accelerated, or which Executive otherwise realized value, as a result of a purported Retirement; and (2) Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to Executive pursuant to this Section 4.3 and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit, the CIC Severance Benefit, the Pro-Rata Bonus, the CIC Pro Rata Bonus, the Welfare Benefit and such other compensation, including any deferred or equity compensation, as reflected in the terms of any plan, notice or agreement evidencing such other compensation, except to the extent prohibited by applicable law.

(d) If the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death, Disability or Retirement prior to the scheduled expiration of the Employment Period, Executive or Executive’s estate, as applicable, will receive a Pro Rata Bonus and shall be payable, solely to the extent the applicable bonus payout is approved by the Committee, in a lump sum at the same time bonuses are paid to other senior executives under the Annual Bonus Program, but in no event later than March 15th of the year following the Termination Year.

(e) In the event the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death or Disability prior to the scheduled expiration of the Employment Period, and, as of the Termination Date, Executive would have been eligible for Tenured Retirement, then, to the extent permitted under Section 409A of the Code, Executive’s termination of employment shall be treated as a Tenured Retirement with respect to the Covered Equity Awards with a Deemed Retirement Date that is six (6) months following the Termination Date. Notwithstanding the foregoing, Executive or Executive’s estate, as applicable, to the extent permitted under Section 409A of the Code, may decline such Tenured Retirement through an election delivered by written notice to the Company not less than ninety (90) days following the Termination Date. If proper election is made under this paragraph, then Section 4.3(b) shall not apply to the Covered Equity Awards and the provisions of the Incentive Plan, and/or the agreements or notices for the Covered Equity Awards, related to vesting, termination or forfeiture, or exercise period, following a termination due to death or Disability, shall apply to the Covered Equity Awards (except to the extent provided herein).

(f) Any payment or vesting of cash or equity to Executive is subject to all federal, state, and local income and payroll tax withholding that, in the opinion of the Company, is required by law. Unless Executive satisfies any such tax withholding obligation by paying the amount in cash (including by check or wire transfer) or shares of the Company’s stock, the Company shall withhold cash and/or shares on the date of withholding sufficient to cover the withholding obligation or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity, with shares valued in the same manner as used in computing the withholding taxes.

(g) Notwithstanding the foregoing, Executive agrees that the Company’s obligation to make the payments set forth in this Section 4.3, other than the Accrued Rights, is contingent and conditioned upon the execution and delivery (and non-revocation) of a general release by Executive (or Executive’s estate, if applicable), no later than sixty (60) days after the Termination Date, releasing all claims against the Company (other than those specifically described in the below provisos) in such form and containing such terms as the Company may reasonably prescribe; provided, however, that in no event shall the timing of Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year; provided, further, that it shall not be a condition to Executive’s receipt of such payments that Executive release the Company from any of the following:

(i) the obligations of the Company described in Article IV of the Agreement; or

(ii) any vested rights that Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which Executive is or will be entitled by virtue of Executive’s employment with the Company or any of its subsidiaries, and nothing in the release will prohibit or be deemed to restrict Executive from enforcing Executive’s rights to any such benefits, rights or entitlements; or

(iii) Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

Failure or refusal by Executive to execute and deliver timely (and not revoke) such release shall release the Company from its obligations to make the payments described herein. Following such termination of Executive’s employment hereunder pursuant to this Section 4.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.4 Expiration of the Employment Period.

(a) In the event either party elects not to extend the Employment Period pursuant to Section 2.2, unless Executive’s employment is earlier terminated pursuant to Sections 4.1 through 4.3, the Agreement shall terminate upon the expiration of the then current Employment Period subject only to

Section 7.1 and Executive’s employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement (subject to Section 7.1) and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

(b) Following such termination of the Agreement pursuant to this Section 4.4, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.5 Notice of Termination; Notice of Retirement; Termination Date.

(a) For purposes of this Agreement, any purported termination of Executive’s employment by the Company or by Executive (other than a Retirement by Executive), shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 7.2. Any Notice of Termination shall set forth (i) the effective date of termination (for purposes of determining Executive’s entitlement to benefits hereunder), which, in the case of a termination by Executive pursuant to Section 4.1, or a termination by either party pursuant to Section 4.2 shall not be less than fifteen (15) days after the date the Notice of Termination is delivered; (ii) the specific provision in this Agreement relied upon; and (iii) except in the case of a termination due to death, Disability or by the Company other than for Cause, death or Disability, in reasonable detail, the facts and circumstances claimed to provide a basis for such termination.

(b) For purposes of this Agreement, any purported Retirement by Executive shall be communicated by written “Notice of Retirement” to the Company in accordance with Section 7.2. Any Notice of Retirement shall include the following (i) if Executive intends for the Retirement to qualify as a Tenured Retirement, the notice shall indicate such intent; and (ii) the notice shall set forth the proposed effective date of the Retirement, which, for a Tenured Retirement shall not be less than six (6) months after the date the Notice of Retirement is delivered, or for any other Retirement shall not be less than fifteen (15) days after the date the Notice of Retirement is delivered. Notwithstanding anything to the contrary set forth herein, in order for a Notice of Retirement to be proper and valid, Executive must, during the period from delivery of the purported Notice of Retirement through the Termination Date, continue to substantially perform Executive’s duties hereunder, to the extent required by the Company. Executive’s material neglect or willful and continuous failure to perform such duties, which neglect or failure is not cured within seven (7) days following written notice thereof from the Company to Executive, shall (i) invalidate the Notice of Retirement ab initio, and (ii) deprive Executive the right to deliver a subsequent Notice of Retirement. However, the foregoing shall not prevent the Company, in its sole discretion, from agreeing to reduce or diminish Executive’s duties and obligations to the Company during the period following delivery of the purported Notice of Retirement through the Termination Date.

(c) If the Company terminates Executive’s employment pursuant to Section 4.1 or due to Executive’s Disability pursuant to Section 4.3, the Termination Date shall be the date upon which the Company notifies Executive of such termination. If the Company terminates Executive’s employment pursuant to Section 4.2 or 4.3, or if Executive terminates employment pursuant to Section 4.1, 4.2 or 4.3, the Termination Date shall be Executive’s last full day of work prior to the effectiveness of such termination. At any time following proper delivery of a Notice of Retirement but prior to the effective date of such Retirement, the Company may elect to terminate the Employment Period and Executive’s employment under this Agreement in which case the Termination Date shall be Executive’s last full day of work prior to the effectiveness of such termination; provided, however, that, unless such termination is for Cause under Section 4.1, such early termination by the Company shall not have any impact on the Deemed Retirement Date. Notwithstanding the foregoing, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the “Termination Date” for purposes of determining Executive’s entitlement to benefits under this Agreement shall be the date on which the dispute is finally determined by an independent arbitrator selected by the American Arbitration Association.

4.6 Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive hereby agrees to immediately resign from all positions (including, without limitation, any management, officer or director position) that Executive holds on the date of such termination with the Company or any of its affiliates or with any entity in which the Company or any of its affiliates has made any investment. Executive hereby agrees to execute and deliver such documentation reasonably required by the Company as may be necessary or appropriate to enable the Company or its affiliates, or any entity in which the Company or any of its affiliates thereof has made an investment to effectuate such resignation, and in any case, Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation solely for the limited purposes of effectuating such resignation.

ARTICLE V

RESTRICTIVE COVENANTS

For the purposes of this Article V, all references to the Company shall include the Company and its affiliates.

5.1 Non-Solicitation and Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i) During the period of Executive’s employment with the Company and, for a period of two (2) years after termination of Executive’s employment for any reason by Executive or the Company (cumulatively the “Nonsolicit Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting to provide products or services manufactured, sold, supplied or provided by the Company to any actual or prospective client, vendor, supplier, drug manufacturer, broker, regional marketing director, employee benefit plan or trust, or other party in any type of business relationship with the Company or encourage any such Person to reduce, terminate or change the terms of business conducted with the Company, in each case:

(A) with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment;

(B) with whom employees reporting directly to Executive or to Executive’s direct reports have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding Executive’s termination of employment; or

(C) for whom Executive had direct or indirect responsibility during the one (1) year immediately preceding Executive’s termination of employment.

(ii) During the Nonsolicit Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Company to leave the employment of the Company; or

(B) hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(iii) During the Nonsolicit Period, Executive will not, directly or indirectly, solicit, or encourage to cease to work with the Company, any consultant or independent contractor then under contract with the Company.

(iv) During the period of Executive’s employment with the Company and, for a period of (18) months after termination of Executive’s employment for any reason by Executive or the Company (cumulatively the “Noncompete Period”), Executive will not directly or indirectly:

(A) engage in or prepare to engage in any Competitive Business;

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in or is preparing to engage in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any third parties, including employees, consultants, customers, clients, vendors, suppliers, drug manufacturers, partners, members or investors of the Company.

(v) Notwithstanding anything to the contrary herein, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) Tolling. Executive understands that if he/she violates the terms of Sections 5.1(a)(i), (ii), (iii) or (iv) above by engaging in one or more of the prohibited activities during the applicable restrictive period, then the running of the restrictive period will stop, or be “tolled,” during the time of such violation and will begin running again only when the violation(s) have ceased by voluntary action of Executive or following legal action by the Company to enforce the Agreement.

5.2 Confidentiality.

(a) Executive acknowledges that the identity of the clients and customers of the Company, the prices, terms and conditions at, or upon which, the Company sells its products or provides its services and other non-public, proprietary or confidential information relating to the business, financial and other affairs of the Company (including, without limitation, any idea, product, trade secret, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property; creative or conceptual business or marketing plan, strategy or other material developed for the Company by Executive; or information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis) (hereinafter collectively referred to as “Confidential Information”) are valuable, special unique assets of the Company and that such Confidential Information, if disclosed to others, may result in loss of business or other irreparable and consequential damage to the Company.

(b) Subject to Section 5.4 below, Executive shall hold in fiduciary capacity, for the benefit of the Company, all Confidential Information and shall not, at any time during the Employment Period or thereafter (i) retain or use for the benefit, purposes or account of Executive of any other Person, or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information, without the prior written authorization of the Company.

(c) Notwithstanding the foregoing, the term Confidential Information shall not include information (i) generally known to the public or the trade other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation, (iii) the release of which is deemed by the Board to be in the best interest of the Company, or (iv) the disclosure of which is required by applicable law; provided, that and subject to Section 5.4 below Executive shall give prompt written notice to the Company of such legal requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware. In addition, on Executive’s last day of employment with the Company, or earlier upon the request of the Company, Executive shall return to the Company all equipment, data, material, manuals, offering documents, contracts, closing binders, books, records, documents (whether stored electronically or on computer hard drives, disks, thumb drives, or other storage devices), computer disks, credit cards, keys, I.D. cards, and other Company property, including, without limitation, stand-alone computers or tablets, fax machines, printers, telephones, and other Company electronic devices in Executive’s possession, custody, or control.

5.3 Non-Disparagement. Subject to Section 5.4 below, Executive agrees that Executive will not disparage the Company or its or their current or former officers, directors, and employees in any way; further, Executive will not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this Section does not prohibit statements which Executive is required to make under oath or which are otherwise required by law, provided, that such statements are truthful and made in a professional manner; further provided, that this Section does not prohibit Executive from making statements which would otherwise be in violation of this Section, provided such statements are made by Executive in response to public statements made by the Company, or its authorized representatives, which are derogatory or detrimental to the good name or business reputation of Executive.

5.4 Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Furthermore, nothing in this Agreement prohibits or restricts Executive from voluntarily reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he or she has made such reports or disclosures.

5.5 Acknowledgment of Reasonable Covenants. It is expressly understood and agreed that Executive and the Company consider the restrictions and covenants contained herein to be reasonable and enforceable, because, among other things, (a) Executive will be receiving compensation under this Agreement or otherwise, (b) there are many other areas in which, and companies for which, Executive could work in view of Executive’s background, (c) the restrictions and covenants set forth herein do not impose any undue hardship on Executive, (d) the Company would not have entered into this Agreement but for the restrictions and covenants of Executive contained herein, (e) the restrictions and covenants contained herein have been made in order to induce the Company to enter into this Agreement and (f) the restrictions and covenants contained herein are for the protection of the Company’s confidential or trade secrets business information and customer or supplier relationships, goodwill and loyalty.

5.6 Subsequent Employment. Executive agrees to disclose the existence of this Agreement and the restrictions in this Article V (but nothing further) to any person, firm, corporation or other entity before accepting employment with, engagement by or otherwise working for such person or entity during Executive’s employment with the Company and during the two (2) year period following termination of Executive’s employment for any reason. Executive further agrees that upon request Executive will disclose to one of the Company’s Vice President(s) of Human Resources the identity of any new employment, business relationship, or consulting arrangement that Executive is engaged in while Executive is employed and during the two (2) year period after termination of employment for any reason. Notwithstanding the foregoing, this paragraph shall not prohibit Executive from disclosing historical compensation information (e.g., salary, bonus or long term incentive compensation) to prospective future employers.

5.7 Modification of the Restrictive Covenants. If, at the time of enforcement of the restrictive covenants set forth herein, a final judicial determination is made by a court or arbiter of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE VI

EMPLOYEE INVENTIONS

6.1 Ownership of Work Product. Executive acknowledges and agrees that the Company shall solely own, without restrictions or liability of any kind, all right, title, and interest in and to any and all intellectual property and tangible embodiments thereof, including, but not limited to, all documents, reports, memoranda, drawings, specifications, computer programs, works of authorship, and other tangible or intangible property and any and all plans, discoveries, creations, compositions, inventions, innovations, processes, technical data, patents and patent applications, know-how, trade secrets, customer lists, business plans, marketing plans and other competitive data and information, trademarks, service marks, trade names, copyrights and copyright registration applications, and other materials and designs (whether tangible or intangible) developed or conceived by Executive or provided by the Company or business units to Executive during the course of Executive’s performance of services pursuant to this Agreement (individually or collectively “Work Product”).

6.2 Return of Materials. Executive acknowledges and agrees that Executive shall not acquire any rights whatsoever in any Work Product and that any and all Work Product, and any other property of Company shall be returned or provided to the Company at any time upon the Company’s demand, and, at the latest, upon Executive’s separation from Company for any reason.

6.3 Title. Executive acknowledges and confirms that it is Executive’s intention that any and all rights, including any copyright or other intellectual property rights, in any Work Product created by Executive for the Company shall solely and exclusively vest in the Company, and that any such Work Product shall be considered within the scope of Executive’s employment. The parties agree that the Company is entitled, as author, to the copyright in any copyrightable Work Product and any other rights therein including the right to seek or not seek statutory registration of any copyright and the right to make such changes therein and uses thereof as the Company in its sole discretion determines. If, for any reason, any Work Product is not considered a work made for hire under the U.S. Copyright Act, then Executive hereby grants and assigns to the Company, without any requirement of further consideration, all of Executive’s right, title, and interest in and to such Work Product.

6.4 Assignment of Rights. Executive agrees to execute such assignments, releases, transfer documents, and other instruments as the Company may reasonably require in order to vest in the Company complete and absolute title to the Work Product, including all intellectual property rights therein and thereto. For this limited purpose, Executive hereby appoints the Company as its attorney in fact to execute and deliver to the Company, on behalf of Executive, any and all such documents or instruments. This appointment shall be deemed to be a power coupled with an interest and shall be irrevocable. Executive agrees to cooperate fully with the Company in any and all acts or actions deemed appropriate by the Company in order to perfect, retain, enforce, and maintain sole and exclusive title in and to the Work Product and all intellectual property rights therein and thereto.

ARTICLE VII

MISCELLANEOUS

7.1 Survival. Sections 4.1 through 4.6 inclusive (as applicable to the relevant circumstance of termination only), Articles V, VI and VII shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment hereunder or termination of the Employment Period.

7.2 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via e-mail to the recipient. Such notices, demands and other communications shall be sent to the address indicated below:

To the Company:

Express Scripts Holding Company

One Express Way

Saint Louis, MO 63121

Attention: Chief Legal Officer

To Executive:

At the address in the Company records

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

7.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.4 Complete Agreement. Except to the extent specifically set forth herein, this Agreement constitutes the complete agreement and understanding between the parties regarding the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral which shall automatically terminate upon the effectiveness of this Agreement; provided, however, that this Agreement shall not supersede or modify the terms of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company, and any restricted stock, stock options, performance shares, restricted stock units or other equity awards, deferred compensation and sign on incentives, whether in cash or otherwise, shall be subject to the terms of the applicable awards, notices or agreements. The applicable provisions of this Agreement amend the terms and provisions of the Incentive Plan to the extent addressed by this Agreement. With respect to all equity grants held by Executive which are not Covered Equity Awards, such grants shall be treated in accordance with the terms of the Incentive Plan, any award agreement, or any other prior employment agreement with the Company, as applicable.

7.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7.6 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, executors, administrators, successors and assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement within 30 days after a written demand therefor is delivered to the Board by Executive shall be a breach of this Agreement and shall entitle Executive to claim Good Reason pursuant to Section 1.20(a) of this Agreement.

7.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

7.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles thereof; provided, however, that issues related to the Incentive Plan or any grants thereunder shall be resolved in accordance with the laws of the State of Delaware.

7.10 Specific Performance. The Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach or threatened breach of any provision of this Agreement and to exercise all other rights existing in its favor. Executive agrees and acknowledges that money damages are an inadequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 5.1 through 5.3 and Section 5.7, and that the Company shall be entitled to apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Further, Executive acknowledges that the forfeiture provision set forth in the termination provisions hereof shall not be construed to limit or otherwise affect the Company’s right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, resulting from breach of this Agreement.

7.11 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

7.12 Tax Matters.

(a) Notwithstanding anything to the contrary herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any of its subsidiaries (collectively, the “Covered Payments”), would exceed the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”), but only if and to the extent such reduced amount would provide a greater benefit to Executive than an unreduced payment that would subject Executive to an Excise Tax. In the event Executive receives reduced payments and benefits as a result of application of this Section 7.12, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between Executive and the Company or any incentive arrangement or plan offered by the Company) will be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A of the Code and which are due at the latest future date.

(b) Immediately upon a Change in Control, the Company shall notify Executive of any modification or reduction as a result of the application of this Section 7.12. In the event Executive and the Company disagree as to the application of this Section 7.12, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the Change in Control that resulted in the characterization of the Covered Payments as parachute payments) by the Company, and such law firm or accounting firm shall determine, at the Company’s expense, the amount to which Executive shall be entitled hereunder (and pursuant to any other agreements, incentive arrangements or plans), taking into consideration the application of this Section 7.12, and such determination shall be final and binding upon Executive and the Company.

7.13 Executive Representation. Executive hereby represents and warrants to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

7.14 Executive Acknowledgement. Executive acknowledges that he or she has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

7.15 Cooperation. Each party shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.

7.16 Clawback Policy. This Agreement shall be subject to the Company’s Clawback and Recoupment Policy, or any successor policy, as it may be in effect from time to time, including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), and Executive specifically acknowledges that such Policy shall apply to compensation and benefit previously provided and that the Committee shall have discretion regarding application of the Policy to this Agreement.

7.17 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required or authorized by law to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

7.18 Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement and any other plans or arrangements in which Executive participates (together, the “Arrangements”) comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Arrangements shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained therein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under the Arrangements which are subject to Section 409A of the Code until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing under any Arrangements, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the

Arrangements during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death); provided, however, amounts with respect to the Severance Benefit, the CIC Severance Benefit or the Welfare Benefit shall accrue with a reasonable rate of interest, as determined in the Company’s sole discretion, from the Termination Date until the date of payment, (b) no Change in Control shall be deemed to have occurred thereunder unless such Change in Control constitutes a change in control event for purposes of Section 409A of the Code and (c) references to a termination on account of disability shall be deemed to refer to a “disability” for purposes of Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in the Arrangements will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

7.19 Arbitration. Executive and the Company agree that any and all disputes between the parties hereto arising from or relating to this Agreement, and/or any release executed by Executive pursuant to the terms of this Agreement, other than under Article V (with respect to which either party may seek an injunction in aid of arbitration such as an order seeking specific performance or injunctive or other equitable relief), shall be submitted and decided by binding confidential arbitration before a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Venue for the arbitration shall be in St. Louis County, Missouri and the laws as set forth in Section 7.9 will apply. Any demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Under no circumstances will either party be subject to punitive damages. Each party hereto shall bear its costs of the arbitration proceeding. However, to the extent permitted by applicable laws, the prevailing party in the arbitration, as designated by the arbitrator, shall be entitled to recover its reasonable cost of the arbitration, including, without limitation, its reasonable attorneys’ fees, from the other party as determined by the arbitrator in or following the decision on the merits. Any disputes about the enforcement of this Section 7.19 shall be submitted to arbitration, and the arbitrator shall have the authority to sever any provision of this Section 7.19 which would render the provision unenforceable as a matter of then existing law in accordance with Section 7.3.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the Effective Date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXPRESS SCRIPTS HOLDING COMPANY

By:
Name:
Title:

EXECUTIVE:

Name:

Date: